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                                                                  Exhibit 99.B10

                  [MORGAN, LEWIS & BOCKIUS LOGO APPEARS HERE]

                                        June 25, 1993



Rembrandt Funds
2 Oliver Street
Boston, Massachusetts 02109

Ladies and Gentlemen:

          We are furnishing this opinion with respect to the proposed offer and sale from time to time of units of beneficial interest, without par value (the "Shares"), of Rembrandt Funds/sm/ (the "Trust"), a Massachusetts business trust, in registration under the Securities Act of 1933 and the Investment Company Act of 1940, by a Registration Statement on Form N-1A (File Nos. 33-52784 and 811-
7244) as amended from time to time (the "Registration Statement").

          We have acted as counsel to the Trust since its inception, and we are familiar with the actions taken by its Trustees to authorize the issuance of the Shares. We have reviewed the Agreement and Declaration of Trust, the By-laws, and the minute books of the Trust, and such other certificates, documents and opinions of counsel as we deem necessary for the purpose of this opinion.

          We have reviewed the Trust's Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have assisted in the preparation of the Trust's Registration Statement, including all pre-effective amendments thereto and including Post-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission.

          We have assumed the appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities.

          Based upon the foregoing, we are of the opinion that:

          1. The Trust is a business trust validly existing under the Agreement and Declaration of Trust of the Trust and the laws of the Commonwealth of Massachusetts. The Trust is authorized to issue an unlimited number of Shares in series representing interests in the Treasury Money Market Fund, Government Money Market Fund, Taxable Money Market Fund, Tax-Exempt Money Market Fund, Taxable Fixed Income Fund, Short/Intermediate Government Fixed Income Fund, Global Fixed Income Fund, Limited Volatility Fixed Income Fund, Balanced Fund, Value Fund, Growth Fund, Small Cap Fund, International Equity Fund, TransEurope Fund, and Asian Tigers Fund of the Trust, and in such other series or classes as the Trustees may hereafter duly authorize.

          2. Upon the issuance of any Shares of any of the series or classes of the Trust for payment therefor as described in the prospectus and Statement of Additional Information for such series or class filed as part of the Registration Statement, the Shares so issued will be validly issued, fully paid and non-assessable except that, as set forth in the Registration Statement, shareholders of the Trust could, under certain circumstances, be held personally liable for its obligations.
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Rembrandt Funds
June 25, 1993
Page 2

          This opinion is intended only for your use in connection with the offering of Shares and may not be relied upon by any other person.

          We hereby consent to the inclusion of this opinion as Exhibit 10 to the Trust's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Counsel and Auditors" in the Prospectus and Statement of Additional Information filed as part of such Registration Statement.

                                          Very truly yours,

                                          /s/ Morgan, Lewis & Bockius